Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

WARNER MUSIC GROUP

August 23, 2024 Max Lousada
Re: Redemption of Class B Units and Settlement of Deferred Equity Units
Dear Max:
As previously discussed with you, Warner Music Group Corp. (the "Company") is coordinating with WMG Management Holdings, LLC ("Management LLC") to redeem your remaining 1,048,784 Class B Units prior to the date on which they would otherwise become eligible for redemption under the LTIP (the "MEU Redemption"), in complete satisfaction of your Class B Units. This letter agreement amends the LTIP (as defined below) and notifies you of this redemption, which is conditioned upon your consent to these amendments.
You, the Company and Management LLC hereby agree:
1.In accordance with the terms of the LTIP, the Company will settle your 869,009 Deferred Equity Units that are scheduled to be settled in December 2024 on their existing schedule and, following your separation from service with the Company, which is expected to occur on September 30, 2024, the Company will settle your 869,009 Deferred Equity Units on March 31, 2025, in each case in exchange for shares of Class A Common Stock of the Company (the "DEU Settlements"), provided, that the DEU Settlements shall be deemed timely hereunder if the Company determines that it is necessary to effect the DEU Settlements on a later date permitted under the LTIP, including as a result of the application of Paragraph 7 hereof.
2.Management LLC will redeem your 1,048,784 Class B Units (the "Redeemed Units"), representing all of your remaining Class B Units under the LTIP, as soon as practicable following the date hereof but in no event later than five (5) business days following the date hereof (the "MEU Redemption Date"). In this redemption, in exchange for the Redeemed Units, you will receive on the MEU Redemption Date, a number of shares of the Company's Class B Common Stock equal to (A) 1,048,784 minus (B) the number of shares of the Company's Class B Common Stock having a value equal to $3,343,758.14 on the MEU Redemption Date (which is the sum of the Benchmark Amounts of the Redeemed Units) rounded up to the nearest whole share (the "Benchmark Shares"). The difference between $3,343,758.14 and the value of the Benchmark Shares on the MEU Redemption Date resulting from such rounding will be forfeited without consideration. Pursuant to the Company's Amended and Restated Certificate of Incorporation, the shares of the Company's Class B Common Stock you receive in exchange for the Redeemed Units will immediately and automatically be converted to an equal number of shares of the Company's Class A Common Stock

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Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE
3.As of the date hereof, you hold 1,048,784 Class B Units. Immediately following the MEU Redemption, the number of Class B Units you hold under the LTIP will be reduced to zero.
4.As a result of this redemption, the shares of the Company's common stock you receive in this redemption (regardless of whether then freely tradable by you) will not be eligible for, nor included in the calculation of, any Tag-Along Right that you may have at any future time nor shall such shares be subject to any Drag-Along Right.
5.All income recognized by Management LLC from the distribution of shares of the Company's Class B Common Stock attributable to Class B Units that you hold will be allocated solely to you, and not to any other Member.
6.All shares of the Company's Class A Common Stock delivered to you in respect of your Redeemed Units will be subject at all times to all Company policies then in effect, including the Company's insider trading policy. Without limiting the generality of the immediately preceding sentence, you acknowledge and agree that (i) you will be deemed to be a "Temporary Insider" under the Company's Insider Trading Policy during the consulting period (which is expected to begin on September 30, 2024 and end on January 31, 2025) and for six months thereafter, during which time you must observe applicable blackout periods and obtain pre-clearance as set forth in the Company's Insider Trading Policy prior to effecting any transactions in Company securities and (ii) the shares of Common Stock of the Company you receive in redemption of your MEUs will be unregistered, restricted securities and cannot be sold or transferred (other than in a private transaction in which the transferee received restricted securities) absent an exemption under the Securities Act of 1933.
7.As provided in the LTIP, in connection with the DEU Settlements, you understand and agree that you will be required to remit to the Company an amount sufficient to satisfy the statutory minimum federal, state and local withholding tax requirements relating to payments or deemed payments under the LTIP. The Company will advise you of the amounts you will be required to remit to the Company in respect of this obligation and the dates on which these amounts must be received.
8.As used, herein "LTIP" means, collectively, (i) the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (the "Plan"), (ii) the Second Amended and Restated Limited Liability Company Agreement of
WMG Management Holdings, LLC, dated as of March 10, 2017, as amended by the letter agreement regarding LTIP Amendments dated as of February 4, 2020 by and between Warner Music Group Corp., WMG Management Holdings, LLC and you, the letter agreement regarding Early Redemption of Certain Class B Units dated as of March 12, 2021 by and between Warner Music Group Corp., WMG Management Holdings, LLC and you and the letter agreement regarding Early Redemption of Certain Class B Units dated as of September 27, 2021 by and between Warner Music Group Corp., WMG

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Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

Management Holdings, LLC and as may be further amended from time to time (the "LLC Agreement") and (iii) all elective deferral, award agreements, tag-along elections and other agreements or elections made in connection with the LTIP. Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.
Without limiting the foregoing, the Plan and LLC Agreement shall be amended to give effect to the provisions of this letter agreement, and you hereby waive any objection to such amendments under Section 10.1 of the Plan, Section 14.2 of the LLC Agreement or otherwise. Except as necessary to give effect to these amendments, the LTIP shall remain in effect in accordance with its terms and conditions.
Upon completion of the MEU Redemption and the DEU Settlements, you will have no further entitlements or obligations under the LTIP except those that expressly survive the termination of your MEU and DEU interests (including but not limited to Sections 3.6 and 9.4 of the LLC Agreement; it being understood by the parties hereto that the "Restricted Period" referenced in Section 3.6 of the LLC Agreement will end on the MEU Redemption Date). You therefore agree that, upon completion of the MEU Redemption and the DEU Settlements, on your own behalf and on behalf of each of your agents, representatives, assigns, heirs, executors, trustees and administrators you hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company, Management LLC or their direct and indirect parents and owners, and each of their respective subsidiaries and affiliates, their respective successors and assigns, and each of their respective direct and indirect stockholders, partners, members, managers, employees, directors, officers, agents and other representatives from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, premises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown ("Claims"), and hereby waive any and all rights that you may have at the time of the signing hereof, at any time prior thereto, or that otherwise may exist or may have arisen with respect to, in connection with, related to, under or pursuant to any of the Class B Units, the Deferred Equity Units, or otherwise in connection with the LTIP, and acknowledge to be fully satisfied all of your rights under the LTIP and otherwise in respect of Class B Units and Deferred Equity Units. This release specifically includes Claims which may now exist but which at this time, are unknown, unripe, unknowable or unanticipated, or which may or may not develop further at some point in the future and all potential Claims concerning any unforeseeable or unanticipated further developments of known Claims. For the avoidance of doubt, except for the matters expressly provided herein, nothing in this paragraph is intended to cover your rights to indemnification or exculpation under any contract, Company or affiliate organizational document or applicable law, or the terms of any agreement between you and the Company or any affiliate thereof not referenced in this agreement or with respect to your ownership of the Company's common stock.

Please indicate your consent to the foregoing amendments by signing below and returning your signed copy to Trent Tappe, our SVP, Deputy General Counsel & Chief Compliance Officer, at trent.tappe@wmg.com.

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Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

[signature page follows]

4890-5779-3752.2 08152024

Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

Sincerely,

=
Name: Paul Robinson
Title: EVP & General counsel

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Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

WMG MANAGEMENT HOLDINGS, LLC

By: AI ENTERTAINMENT MANAGEMENT, LLC, its manager
By: AI Entertainment Holdings, LLC, its managing member
By: Access Industries Management, LLC, its manager

By:
Name: Lincoln Benet
Title: President

By:
Name: Suzette De1Giudice
Title: Executive Vice President

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Docusign Envelope ID: 353F273F-BAD4-453F-808F-219F5A48EEBE

Acknowledged and Accepted:

Max Lousada

4890-5779-3752.2 08152024